Sprott Physical Platinum and Palladium Trust F-10

Exhibit 5.2

STIKEMAN ELLIOT LLP

August 15, 2022

        We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Sprott Physical Platinum and Palladium Trust on August 15, 2022, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, under the caption "Eligibility Under the Tax Act for Investment by Canadian Exempt Plans” and “Legal Matters". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

/s/ STIKEMAN ELLIOT LLP
Stikeman Elliot LLP